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Exhibit 19

SECURITIES TRADING POLICY

This Securities Trading Policy (this “Policy”) of Frontdoor, Inc. (including its subsidiaries, the “Company”) concerns trading in the securities of the Company as well as trading in securities of other companies. This Policy applies to all directors, officers and employees of the Company, and to their immediate family members and other persons living in their households (collectively, “Company Associate” or “you”). In addition, the Company may, at its discretion and on notice, include as Company Associates under this Policy, agents of the Company and other individuals with whom a Company Associate has significant contact. Sections III and IV of this Policy refer to special restrictions and procedures for “Pre-Clearance Insiders,” “Insiders” and “Section 16 Insiders,” as defined in those sections.

Adherence to its core values and preserving the Company’s reputation for integrity and high ethical standards in the conduct of its affairs is of paramount importance to the Company. To preserve this reputation, it is essential that all of your transactions in securities conform to U.S. securities laws and this Policy and avoid even the appearance of impropriety.

All Company Associates must familiarize themselves with this Policy and abide by it. The ultimate responsibility for adhering to this Policy and avoiding improper securities transactions rests with each Company Associate. Violations of this Policy may result in severe civil and criminal penalties under U.S. securities laws, and in disciplinary action by the Company, including termination of employment.

I.
PROHIBITION AGAINST “INSIDER” TRADING AND TIPPING

(Applies to All Company Associates)

1.
What is Insider Trading?

The term “insider trading” is not defined in any of the U.S. securities laws, but generally refers to trading in securities while aware or in possession of material non-public information as further described below. The term “tipping” means sharing material non-public information with a third party, whether or not for compensation, and includes advising whether a person should trade in Company securities.

You may not, while in possession of material non-public information concerning the Company, directly or indirectly, purchase or sell the Company’s securities, including common stock, options, preferred stock, debt securities, convertible securities, and derivative securities relating to any of the Company’s securities, whether or not issued by the Company. In addition, you may not engage in “tipping” or give material non-public information about the Company to another person (including other Company employees who do not, in the ordinary course of their

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duties, have access to such information) or otherwise disclose such information without the

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Company’s authorization. You and any person to whom you provide any material non-public information could be subject to severe fines and imprisonment if the other person purchased or sold securities of the Company while in possession of such material non-public information. Insider trading and tipping are civil and criminal violations of law. Your obligation not to disclose material non-public information is in addition to any other confidentiality obligations applicable to you as a result of your employment by or other relationship with the Company.

2.
What is Material Non-Public Information?

Whether information is material is difficult to evaluate in the abstract and typically is assessed with the benefit of hindsight. Information is “material” if it would be likely to affect the stock price of the Company or if it would be important to a reasonable investor in making a decision about whether to buy, hold or sell securities of the Company. Either positive or negative information may be material. Note also that material information does not have to relate specifically to the Company’s business; for example, information about the contents of a forthcoming publication in the financial press that is expected to affect the market price of a security could be material. When in doubt as to whether particular non-public information is material, you should presume it is material. You are also encouraged to contact the General Counsel or his or her designee with any questions.

Here are some examples of information which, if not publicly known, could be material information:

a.
financial results and other earnings information;
b.
financial forecasts and plans;
c.
possible significant acquisitions, dispositions, joint ventures and other major transactions;
d.
major personnel or management changes;
e.
information that would have an impact on earnings (such as significant and unanticipated write-downs or gains and operating losses or gains);
f.
the gain or loss of a significant customer, contract or financing source;
g.
actual or threatened major litigation or governmental investigation, or the resolution of any such litigation or investigation;
h.
cybersecurity risks and incidents, including vulnerabilities and breaches;
i.
the development of a significant new product or process;
j.
changes in debt ratings;
k.
a change in auditor, substantial changes in accounting methodologies or auditor notification that the Company may no longer rely on an audit report;
l.
changes in dividends;

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m.
a new issuance of stock or debt or other significant financing developments (e.g., defaults, repurchase plans, stock splits); or
n.
a possible change in control.

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Material information about the Company should be considered non-public unless there is a certainty that it is publicly available. For example, Company Associates should assume that the information is not public unless the information has been disclosed in a press release, in a public filing (such as a report on Form 10-K, Form 10-Q or Form 8-K) made with the U.S. Securities and Exchange Commission (the “SEC”) or in materials provided to stockholders (such as an annual report, investor letter, prospectus or proxy statement), or is available through a news wire service, daily newspaper of wide circulation or other public source, such as a public records database; and a sufficient amount of time has passed (generally at least two full business days) so that the marketplace has had an opportunity to digest the information.

If you wish further clarification about whether particular information is publicly available, please contact the General Counsel or his or her designee.

3.
Application of Policy to Securities of Other Companies

The prohibition on insider trading in this Policy is not limited to trading in securities of the Company. It is a violation of this Policy to trade in the securities of another company if you obtained material non-public information about that company in the course of your employment by or relationship with the Company. It is important to recognize that you may come into possession of material non-public information concerning other companies in the ordinary course of your employment or Board of Director responsibilities. Information that is not material to the Company may nevertheless be material to other companies, and it is not permissible under this Policy for you to make personal use of such material non-public information. In addition, you may not give to another person material non-public information about another company that you obtained in the course of your employment by or relationship with the Company.

4.
Exercise of Employee Stock Options; Tax Withholding on Stock Units

This Policy does not apply to the exercise of an employee stock option, or to the exercise of a tax withholding right pursuant to which you elect to have the Company withhold shares subject to an option or stock unit to satisfy tax withholding requirements. This Policy does apply, however, to any sale of stock underlying an option or stock unit, including as part of a broker- assisted cashless exercise of an option, or any other market sale for the purpose of generating the cash needed to pay the exercise price of an option or to satisfy the tax obligations arising upon exercise of a stock option or the settlement of a stock unit. (Please note, a Rule 10b5-1 plan may be helpful with respect to these tax withholding obligations.)

5.
Application to 401(k) Plan (if applicable)

The prohibitions and blackout policy will not apply to purchases of Company stock in its 401(k) plan resulting from periodic contributions of money pursuant to a payroll deduction election

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that you made previously in compliance with the policies. The prohibitions and blackout policy will apply, however, to certain elections made under the Company’s 401(k) plan, including (a) an election to begin or terminate investing in the Company stock fund of the 401(k) plan, (b) an election to increase or decrease the percentage of periodic contributions that will be allocated to the Company stock fund, (c) an election to make an intra-plan transfer of an existing account balance into or out of the Company stock fund, (d) an election to borrow money against a 401(k) plan account if the loan will result in a liquidation of some or all of the Company stock fund balance, and (e) an election to pre-pay a plan loan if the pre-payment will result in allocation of loan proceeds to the Company stock fund. You may not make changes in your 401(k) investments while in possession of material, non-public information.

6.
Application to Employee Stock Purchase Plan

The prohibitions and blackout policy will apply, however, to certain elections made under the Company’s Employee Stock Purchase Plan (“ESPP”), including (a) electing to begin or terminate investing in the ESPP, (b) making any changes in your elections under the ESPP, and (c) selling any Company stock acquired under the ESPP. You may not make changes in your ESPP elections while in possession of material, non-public information. If you are a Pre-Clearance Insider or an Insider (as defined in Section III below), the requirement to purchase during a Trading Window and related timing prohibitions will not apply to purchases of Company stock through periodic, automatic payroll contributions to the ESPP that you made previously in compliance with the Policy.

II.
ADDITIONAL TRANSACTIONS OF CONCERN

(Applies to All Company Associates)

1.
Short Sales

Short sales of securities of the Company evidence an expectation on the part of the seller that such securities will decline in value, and signal to the market an absence of confidence in the short-term prospects of the Company. In addition, short sales may reduce the seller’s incentive to improve the performance of the relevant company. For these reasons, short sales of securities of the Company are prohibited by this Policy. Moreover, Section 16(c) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) generally prohibits officers and directors from engaging in short sales.

2.
Publicly Traded Options

A transaction in publicly traded options is, in effect, a bet on the short-term movement of the equity of the Company and creates the appearance that the Company Associate is trading based on inside information. Transactions in options also may focus a Company Associate’s attention on short-term performance at the expense of the long-term objectives of the relevant company. Accordingly, transactions in puts, calls or other derivative securities (whether on an exchange or in any other organized market) with respect to the equity of the Company are prohibited by this Policy. (Option positions arising from certain types of hedging transactions are governed by the “Hedging Transactions” section.)

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3.
Hedging Transactions

Certain forms of hedging or monetization transactions (such as prepaid variable forward contracts, equity swaps, collars and exchange funds) allow a person to lock in much of the value of his or her stock holdings, often in exchange for all or part of the potential for upside appreciation in the stock. These transactions allow the person to continue to own the stock, but without the full risks and rewards of ownership. When that occurs, the person may no longer have the same objectives as the Company’s other stockholders. Accordingly, hedging and monetization transactions with respect to the equity of the Company by Company Associates are prohibited by this Policy. This provision does not apply to stockholders of the Company who are not Company Associates.

4.
Pledging Transactions and Trading on Margin

Pledging of equity of the Company to secure financial obligations and trading on margin with respect to the equity of the Company carries certain risks and potential transfer timing issues. Accordingly, any stock pledges of, or trading on margin with respect to, the equity of the Company by Company Associates are prohibited by this Policy. This provision does not apply to stockholders of the Company who are not Company Associates.

III.
SPECIAL TRADING RESTRICTIONS ON PRE-CLEARANCE INSIDERS AND INSIDERS
1.
Pre-Clearance Insiders and Insiders

In addition to the general prohibitions applying to all Company Associates, there are further trading restrictions on certain Company Associates who routinely have access to material non- public information. This subset of Company Associates specifically includes (a) all directors of the Company, (b) the Chief Executive Officer and all persons reporting directly to the Chief Executive Officer, (c) the Chief Financial Officer and all persons in the finance organization of the Company having access to the unreported consolidated financial results or projections of the Company, (d) any other personnel having access to the Company’s unreported financial results and projections and (e) any other person designated by the General Counsel or his or her designee (collectively, “Pre-Clearance Insiders”). In addition, the General Counsel may determine it is advisable for the Company to designate an additional subset of Company Associates who periodically may have access to material non-public information (collectively, “Insiders”). The Company maintains a list of Pre-Clearance Insiders and Insiders, which list is subject to update by the General Counsel or his or her designee from time to time.

2.
Trading Windows

Pre-Clearance Insiders and Insiders, as well as their immediate family members (including your spouse and minor children), any other persons living in a Pre-Clearance Insider’s or Insider’s household, any entities a Pre-Clearance Insider or Insider may control and any other accounts for which the Pre-Clearance Insider or Insider makes or influences investment decisions (collectively, with respect to a Pre-Clearance Insider or an Insider, a “Related Person”), are only permitted to trade in securities of the Company during a Trading Window when no blackout period is in effect and only in accordance with the mandatory pre-clearance and other procedures in this Policy.

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Generally, this means that Pre-Clearance Insiders, Insiders and Related Persons can trade during the period beginning at the opening of Nasdaq on the second full trading day after the release of the Company’s quarterly or annual earnings results (not including the date of such release), and ending at the close of trading on Nasdaq two weeks prior to the end of each quarter, and if such date falls on a non-trading day, the trading day that immediately precedes that date (a “Trading Window”). However, even during a Trading Window, a Pre-Clearance Insider or an Insider who is in possession of any material non-public information should not trade in the securities of the Company until the information has been made publicly available or is no longer material.

Purchases and sales of securities of the Company by Pre-Clearance Insiders, Insiders and Related Persons, will not be permitted: (a) outside of a Trading Window; (b) during any required trading blackout period under Regulation Blackout Trading Restriction under the Exchange Act (Regulation Blackout Trading Restriction prohibits trading by directors and executive officers during a pension plan blackout period); or (c) such other blackout periods as to which Pre- Clearance Insiders and Insiders will be specifically advised by the General Counsel or his or her designee.

The Company may close a Trading Window at any time, including if a special blackout period is imposed and will generally re-open the trading window once the special blackout period has ended. For example, the Company may on occasion issue interim earnings guidance and other potentially material information by way of press release, SEC filing on Form 8-K or other means designed to achieve widespread dissemination of the information. You should anticipate that trading will be blacked out while the Company is in the process of assembling the information to be released and until such information has been released and fully absorbed into the market.

In order to assist Pre-Clearance Insiders and Insiders in complying with this Policy, the Company will deliver an e-mail (or other communication) notifying Pre-Clearance Insiders and Insiders when the Trading Window opens and closes. The delivery or non-delivery by the Company of these e-mails (or other communication) does not relieve you of your obligation to only acquire, transfer or dispose of Company securities in full compliance with this Policy and

U.S. securities laws.

3.
Mandatory Pre-Clearance Procedure for Pre-Clearance Insiders

Pre-Clearance Insiders and any Related Person may not engage in any transaction involving securities of the Company, including gifts of securities or making certain elections under the ESPP, without first obtaining pre-clearance of the transaction from the General Counsel or his or her designee. A request for pre-clearance should be submitted to the General Counsel or his or her designee at least two business days before the proposed transaction via e-mail, setting forth the details of the proposed transaction. The General Counsel or his or her designee will then determine whether the transaction may proceed. In the event an approved transaction is not consummated within the time period approved by the General Counsel or his or her designee, it must be re- approved before it may be consummated at a later date. Furthermore, approval may be revoked if the insider becomes aware of new material, non-public information during the approved period. Transactions by Section 16 Insiders (as defined in Section IV below) that would result in a “matching” or offsetting transaction for purposes of Section 16 “short-swing” profit rules are not

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permitted and will not be approved. Transactions effected pursuant to Company-approved Rule 10b5-1 plans will not require further pre-clearance at the time of the transaction.

4.
Rule 10b5-1 Plans

A Pre-Clearance Insider, Insider or Related Person may be able to trade in securities of the Company during the restricted periods set forth above if the Pre-Clearance Insider, Insider or Related Person has entered into a Rule 10b5-1 plan. In summary, Rule 10b5-1 plans allow corporate insiders to establish an affirmative defense to insider trading allegations by effecting transactions pursuant to a pre-established written plan that specifies (by, for example, formula or actual dates) when trades are to be made, and is entered into in good faith at a point in time when the insider does not possess material nonpublic information.

In general terms, a Rule 10b5-1 plan can be designed to allow purchases and sales even when the Pre-Clearance Insider, Insider or Related Person would otherwise be blocked by a blackout period or the possession of material non-public information.

A Pre-Clearance Insider, Insider or Related Person may wish to work with his or her broker to set up such a plan. Any such Rule 10b5-1 plan must (a) be in writing and in a form acceptable to the Company, (b) have been reviewed and acknowledged in writing by the General Counsel or his or her designee prior to the plan becoming effective, (c) have a 90-day cooling-off period prior to its commencement or modification, (d) not commence prior to two business days following disclosure of the Company’s financial results for the quarter in which the plan was adopted or modified, (e) not be overlapping another plan, (f) if a single trade plan, be the only single trade plan in any 12-month period, (g) contain such terms and conditions as may be required by Rule 10b5-1, (h) not be entered into outside of a Trading Window, during a blackout period or at any time when the Pre-Clearance Insider or Insider is in possession of material non- public information, (i) be entered into in good faith, and (j) not be modified or terminated unless approved in advance by the General Counsel or his or her designee. The person seeking to adopt or modify a Rule 10b5-1 Plan must additionally certify in writing to the General Counsel or his or her designee that he or she does not have material non-public information.

Pre-Clearance Insiders or Insiders seeking approval of a Rule 10b5-1 plan should submit the plan, along with a statement confirming that the Pre-Clearance Insider or Insider does not have material non-public information, to the General Counsel or his or her designee at least five days in advance of the proposed signing date for the Rule 10b5-1 plan. Section 16 Insiders requesting approval for a Rule 10b5-1 plan should also include a statement confirming that any transactions under the plan will be reported (i) to the General Counsel or his or her designee in accordance with this Policy, and (ii) to the SEC on Form 144 or otherwise as required.

IV.
SECTION 16 INSIDERS

Section 16 of the Exchange Act and the regulations thereunder require officers, directors and 10% stockholders of the Company to report to the SEC numerous types of transactions in Company equity securities. Such reporting is generally made on an SEC-prescribed document known as a “Form 4.” The Company maintains a list of directors and officers subject to Section 16 (“Section 16 Insiders”), which list is subject to update by the General Counsel or his or her

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designee from time to time, and will generally file Form 4 or similar reports on behalf of the Section 16 Insiders.

1.
Reminders and Alerts; Powers of Attorney

Because the risk of late Form 4 filings and filings containing inaccurate information is considerable, and because of heightened public scrutiny, the Company expects to send to Section 16 Insiders periodic preventive reminders and alerts during the course of the year. In addition, in order to enable the Company to prepare and file Forms 4 on a timely basis, Section 16 Insiders must sign and return a power of attorney, a form of which is available from the General Counsel or his or her designee.

2.
Notification to the Company

The required reporting of transactions in Company equity by Section 16 Insiders requires timely communication between those individuals and the Company. Each Section 16 Insider must notify the General Counsel or his or her designee on the day on which such insider effects any transaction in Company equity. If the transaction was effected pursuant to a Rule 10b5-1 plan, the Section 16 Insider or Related Person (or his or her broker) must, however, report the specific transaction to the General Counsel or his or her designee no later than the day on which such person finds out the trade’s amount, date and price. Reliance on the terms of the plan will not constitute sufficient “notice.”

3.
Use of Brokers by Section 16 Insiders

Whether Section 16 Insiders choose to utilize the Company’s designated broker/third-party stock-plan administrator or their own broker, the Company will require that Section 16 Insiders and their brokers sign a Broker Instruction/Representation Form, which imposes two requirements on the broker handling transactions by Section 16 Insiders in equity of the Company or its affiliates:

a.
To not enter any order (except for orders under pre-approved Rule 10b5-1 plans) without first verifying with the Company that the transaction was pre-cleared and complying with the brokerage firm’s compliance procedures.
b.
To report immediately (i.e., not later than the close of business on the relevant trade date) to the Company, in writing via e-mail, the details of every transaction involving equity of the Company including gifts, transfers, pledges, and all 10b5-1 transactions.

Section 16 Insiders should sign and have their brokers sign the Broker Instruction/Representation Form, which is available from the General Counsel or his or her designee, and promptly return it to us so that we can establish a coordinated procedure with their brokers.

V.
POST-TERMINATION TRANSACTIONS

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This Policy continues to apply to your transactions in (A) securities of the Company or (B) securities of another company if you have obtained material non-public information about such company in the course of your employment by or relationship with the Company, even after you are no longer employed by the Company. If you are in possession of material non-public information when your employment terminates, you may not trade in such securities until that information has become public or is no longer material.

VI.
ASSISTANCE WITH COMPLIANCE

If you have any questions regarding this Policy or are unsure whether information relating to the Company or any other publicly traded company is “material,” or whether it has been disclosed to the public, you should contact the General Counsel or his or her designee before taking any action. You should not try to resolve these issues on your own, as the rules relating to insider trading are complex and violations can result in severe consequences. Although the General Counsel or his or her designee will advise you on the Company’s position, there is no personal attorney-client relationship between you and any attorney in the Legal Department.

You may contact the General Counsel at:

Frontdoor, Inc. c/o General Counsel 3400 Players Club Parkway, Suite 300

Memphis, TN 38125 generalcounsel@frontdoor.com

VII.
NO THIRD-PARTY BENEFICIARIES

This Policy has been adopted to protect the good name, reputation, assets, businesses and prospects of the Company. It is not intended to, and does not, create any legal rights in any third parties, including investors, partners, creditors, customers, suppliers and others having business relations with such entities.

VIII.
AMENDMENTS

This Policy has been adopted by the Board of Directors of the Company, which has hereby delegated oversight authority to the Nominating and Corporate Governance Committee (the “Committee”). The Company may prescribe, amend and rescind rules and procedures relating to the administration of this Policy, provide for conditions and assurances it deems necessary or advisable to protect the interests of the Company and make all other determinations necessary or advisable for the administration and interpretation of this Policy. Any authority exercised by the Company under this Policy shall be exercised by the Company in its sole discretion. Determinations, interpretations or other actions made or taken by the Company under this Policy shall be final, binding and conclusive for all purposes and upon all persons.

Last updated as of October 24, 2023